UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 6, 2013 (August 2, 2013)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1065 Avenue of the Americas, 30th Floor, New York, NY 10018

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Witten communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 2, 2013, Sequential Brands Group, Inc. (“Sequential”) entered into an asset purchase agreement (the “Purchase Agreement”), by and among Sequential, SBG Revo Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Sequential (“SBG Revo”), and Oakley, Inc., a Washington corporation (“Oakley”), pursuant to which SBG Revo agreed to purchase certain assets (other than certain specified excluded assets) of Oakley and certain of its affiliates (the “Purchased Assets”). Under the terms of the Purchase Agreement, SBG Revo paid Oakley and certain of its affiliates an aggregate purchase price of approximately $20 million in cash and acquired the Purchased Assets.

Excluded assets not acquired by SBG Revo pursuant to the terms of the Purchase Agreement include certain intellectual property owned or controlled by Oakley that is not used exclusively in connection with the Revo business, including certain utility patents used in connection with other businesses or products of Oakley. Pursuant to the terms of the Purchase Agreement, Oakley has agreed not to sue, oppose or challenge the use by SBG Revo and/or its affiliates of such utility patents and certain other shared intellectual property used in the Revo business and the business of Oakley. SBG Revo agreed not to challenge or contest the validity or enforceability of such utility patents or continuations or renewals thereof.

The Purchase Agreement contains representations and warranties customary for transactions of this type, qualified in certain instances by reference to a material adverse effect standard, as defined in the Purchase Agreement. Among others, Oakley made various representations and warranties relating to the intellectual property included in the Purchased Assets, including, without limitation: (i) Oakley’s ownership of all intellectual property assets free and clear of any encumbrances and proper registration of such intellectual property assets with the relevant governmental entity; (ii) subject to certain exceptions, the intellectual property assets represent the intellectual property necessary to manufacture, distribute and sell Revo products and conduct the Revo business in substantially the same manner as currently conducted; (iii) the conduct of the Revo business and the use of the intellectual property does not infringe, violate, dilute or misappropriate the intellectual property of any third party and Oakley has not received any notice or claim challenging Oakley’s or its affiliates’ right to use any of the intellectual property or their ownership of such intellectual property; (iv) Oakley is not aware of any third party’s infringement, violation, misappropriation or misuse of the intellectual property assets; and (v) neither Oakley nor any of its affiliates have entered into any contract to indemnify any third party in connection with the Revo business or the intellectual property assets in connection with a charge of violation of any intellectual property laws.

In addition and subject to the terms and conditions set forth in the Purchase Agreement, SBG Revo and Oakley agreed to indemnify each other and their respective affiliates against losses suffered, incurred, paid, sustained by or imposed upon them in connection with, among other things: (i) a breach of any representation or warranty, without giving effect to any material adverse effect or similar qualification, and (ii) a breach of any covenant or agreement contained in the Purchase Agreement. Subject to limited exceptions, the aggregate amount of all losses for which an indemnifying party will be liable will not exceed $1,500,000.00 and, in some cases, will not exceed the purchase price.

Subject to certain exceptions set forth in the Purchase Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, irrespective of whether the closing has occurred. The Purchase Agreement does not provide for any termination fee.

In addition, as part of the transaction, SBG Revo, Oakley and Sunglass Hut Trading, LLC (“Sunglass Hut”) entered into a License and Supply Agreement, pursuant to which Oakley was granted a limited license for a 12 month period following the closing to continue to manufacture and sell Revo eyewear through Sunglass Hut and its affiliated stores and Sunglass Hut agreed to purchase certain specified amounts of Revo eyewear from SBG Revo’s licensee for a minimum period of 2 years following the expiration of the limited license.

Item 7.01	Regulation FD Disclosure

On August 5, 2013, Sequential issued a press release announcing its entry into the Purchase Agreement as discussed in Item 1.01 hereof. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the information contained in the press release furnished as an exhibit hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing. In addition, the press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in such press release.

Item 9.01	Financial Statements and Exhibits

(a) Exhibits.

Exhibit Number	Description
99.1	Press release issued by Sequential on August 5, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENTIAL BRANDS GROUP, INC.

Date: August 6, 2013	By:	/s/ Gary Klein
Name: Gary Klein
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Sequential on August 5, 2013.